----------------------------------------------------------------------------


                            SHARE PURCHASE AGREEMENT




                                 BY AND BETWEEN





                     INFORMATION MANAGEMENT RESOURCES, INC.


                                       AND


                               Mr. Jean Rene LYON
                               Mr. Pierre BARBERIS
                           Miss. Marie-Amelie BARBERIS
                               Mr. Romain BARBERIS
                                Mr. Didier LAMOUR





                            Dated as of May 15, 1998






---------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                    Page
                                                                                                    ----

ARTICLE I.    THE TRANSACTION                                                                         5

        1.1.  Sale and Purchase of the Sale Shares                                                    5
        1.2.  Purchase price                                                                          5
        1.3.  Payment of the Purchase Price                                                           5
        1.4.  Closing                                                                                 7


ARTICLE II.   REPRESENTATIONS AND WARRANTIES OF THE SELLERS                                           8

        2.1.  Good and Valid Title of the Sale Shares                                                 8
        2.2.  Organization of  the Company and the Subsidiary; Valid and Binding Agreement            8
        2.3.  Absence of Restrictions and Conflicts                                                   9
        2.4.  Capitalization of the Company and the Subsidiary                                        9
        2.5.  Equity Interest of the Company                                                          10
        2.6.  Financial Statements                                                                    10
        2.7.  Absence of Undisclosed Liabilities                                                      11
        2.8.  Absence of Material Adverse Change                                                      11
        2.9.  Compliance with Laws; Licenses                                                          11
        2.10  Tax Matters                                                                             11
        2.11. Title to Real and Personal Properties; Liens and Encumbrances                           12
        2.12. Contracts                                                                               13
        2.13  Employee Benefits Plans                                                                 15
        2.14. Labor Controversies                                                                     17
        2.15. Legal Proceedings                                                                       17
        2.16. Intellectual Property                                                                   17
        2.17. Insurance                                                                               20
        2.18. Transactions with Affiliates                                                            20
        2.19. Customers                                                                               20
        2.20. Brokers, Finders and Investment Bankers                                                 21
        2.21. Banking Relationships                                                                   21
        2.22. Payments                                                                                21
        2.23. Disclosure                                                                              21
        2.24. Government Grants                                                                       21


ARTICLE III.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES
              AND INDEMNIFICATION                                                                    23

        3.1.  Indemnification                                                                        23

        3.2.  Tax indemnity                                                                          23
        3.3.  Term of Indemnification Obligations                                                    24
        3.4.  Defense of Third Parties Claims                                                        24
        3.5.  Time for Payment                                                                       25
        3.6.  Limitations on Indemnity                                                               26
        3.7   Dispute Indemnification                                                                27

ARTICLE IV.   REPRESENTATIONS AND WARRANTIES OF PURCHASE                                             27

        4.1.  Good and Valid Title of the Considerations Shares                                      27
        4.2.  Organization of Purchaser; Valid and Binding Agreement                                 27
        4.3.  Securities Filing                                                                      27
        4.4.  Financial Statements                                                                   27
        4.5.  Absence of Restrictions and Conflicts                                                  28
        4.6.  Purchase Stock Option Plan                                                             28
        4.7.  Absence of Material Adverse Change or Other Events                                     28

ARTICLE V.    SPECIFIC UNDERTAKING                                                                   29

ARTICLE VI.   RESTRICTIVE COVENANTS                                                                  31

        6.1.  Non-Competition                                                                        31
        6.2.  Non-Sollicitation of Customers                                                         31

ARTICLE VII.  MISCELLANEOUS PROVISIONS                                                               32

        7.1.  Governing Law                                                                          32
        7.2.  Headings                                                                               32
        7.3   Notices                                                                                32
        7.4.  Counterparts                                                                           33
        7.5.  Entire Agreement                                                                       33
        7.6.  Amendments                                                                             33
        7.7.  Parties in Interest; Assignment                                                        33
        7.8.  Severability; Enforcement                                                              33
        7.9.  Arbitration                                                                            34
        7.10. Waiver                                                                                 34
        7.11. Costs                                                                                  34

ARTICLE VIII. DEFINITIONS                                                                            35

                            SHARE PURCHASE AGREEMENT


This Share Purchase Agreement is made and entered into on this 15 day of May , 1998 by and between the undersigned :

- INFORMATION MANAGEMENT RESOURCES, Inc., a corporation incorporated under the laws of the State of Florida, United States of America, with its registered office at 26750 US Highway 19 North, Suite 500, Clearwater Florida 33761, United States of America

represented by Mr. John Hindman, Chief Operating Officer, duly authorized for the purpose of this Agreement,

hereinafter referred to as "Purchaser"

on the one hand,

and

- Mr. Pierre BARBERIS, born on May 29, 1942 domiciliated at 82, rue Charles Laffitte, 92200 Neuilly sur Seine, and

- Miss Marie-Amelie BARBERIS, born on October 18, 1971, domiciliated at 7, Villa Emile Bergerat, 92200 Neuilly sur Seine, and

- Mr. Romain, Paul BARBERIS, born on November 13, 1968, domiciliated at 14, Garcia Villa, San Lorenzo Village, Makati, Metro Manilla, Phillipines,

acting jointly and severally,
hereinafter collectively referred to as the "BARBERIS Group",

on the second hand,

and

- Mr. Jean Rene LYON, born on October 3, 1947, domiciliated at 4 rue de Montmorency 75003 Paris,

- Mr. Didier LAMOUR, born on May 6, 1957, domiciliated at 220 bis rue du Bois des Chartres, 91220 Bretigny sur Orge,

each of Jean-Rene LYON, Didier LAMOUR, and the BARBERIS Group is hereinafter individually referred to as a "Seller" and, collectively as "Sellers",

on the third hand.


Sellers and Purchaser being hereinafter collectively referred to as the "Parties" or, individually, as a "Party".

WITNESSETH :

WHEREAS, Sellers wish to assign and transfer to the Purchaser and Purchaser wishes to acquire directly from Sellers all of the equity interest held by each Seller in LYON CONSULTANTS SA, a French company registered with the Registry of Commerce and Companies of Paris under number B 384 684 254 and whose registered office is at 20 avenue de l'Opera, 75001 Paris, France ("the Company"), and indirectly in LYON CONSULTANTS Ltd.UK, an English company registered with the Register of Companies House under number 3304857 and whose registered office is 45 Berkeley Street, Mayfair, London W1A 1EB (the "Subsidiary") which is 100% owned by the Company.

WHEREAS, of the date of this Agreement, Sellers own in the aggregate 100 % of the Shares of the Company.

NOW, THEREFORE, the Parties have agreed as follows :


                                    ARTICLE I
                                    ---------

                                 The Transaction
                                 ---------------

1.1.   Sale and Purchase of the Sale Shares
       ------------------------------------

Each Seller hereby agrees to transfer on the Closing Date (as defined in Article 1.4) to Purchaser or to any legal entity that Purchaser may designate all of the shares held by such Seller in the Company, which shares held by Sellers represent, in the aggregate, 100 % of the issued and outstanding shares of the Company, together with all rights then or thereafter attaching hereto, (the "Sale Shares"). The Sale Shares shall be transferred to Purchaser, in accordance with the foregoing sentence, together with the rights to dividends in respect of the Company's fiscal year ended on December 31, 1997.

1.2.   Purchase Price
       --------------

The price payable by Purchaser to Sellers for the whole of the Sale Shares based among other things on the Financial Statements, shall be composed of a cash payment of USD 16,000,000, in accordance with Article 1.3.1, the delivery to Sellers of 499.343 IMR Shares in accordance with Article 1.3.3, ("the Purchase Price"), plus the Incentive for additional payment described in Article 1.3.4.

1.3.   Payment of the Purchase Price
       -----------------------------

The Purchase Price shall be paid as follows:

       1.3.1 Cash Payment. Sixteen million dollars (USD 16,000,000) to be paid in cash at the Closing by a bank transfer on Paribas Bank account n(degree) 182 910 R.

       1.3.2 Purchaser shall be deemed to have satisfied its obligation under
Article 1.3.1 above at the time the above bank account is credited with the foregoing amount of USD 16,000,000 .

       1.3.3 Delivery of IMR Shares. By delivery of irrevocable notification to the transfer agent evidencing the issue of 499,443 shares of IMR in favor of Sellers with effect as of the Closing Date, ("Consideration Shares") of the common stock of Purchaser (the "IMR Shares").

As used herein, the "Anniversary Value" is defined as the arithmetic average of the trading stock exchange value in dollars per share of IMR Shares as reported on the NASDAQ National Market for each of the seven (7) trading days immediately prior to the date on which such payment is due. Purchaser and Sellers hereby expressly agree, that, in the event that the Anniversary Value shall be less than USD 27,24, Purchaser shall pay to Sellers a cash amount intended to guarantee the value of the 499,443 Consideration Shares, equal to the number of Consideration Shares multiplied by the dollar amount by which the Anniversary Value is less than USD 27,24.

       1.3.4       Incentive for Additional Payments. Subject to the following
       -----       -----------------------------------------------------------
              terms and conditions, Purchaser hereby agrees that the Purchase
              ---------------------------------------------------------------
              Price shall be increased as follows :
              -------------------------------------

       (a) Provided that the consolidated gross operating income of the Company and the Subsidiary before interest, tax and distribution of profits to employees for the fiscal year ending on December 31, 1998 equals at least 20 % of the consolidated revenues of the Company and the Subsidiary for the same period :

         (i) the Incentive shall be equal to USD 1,000,000 if the consolidated revenues of the Company and the Subsidiary for the fiscal year ending on December 31, 1998, is comprised between USD 18,000,000 and USD 19,000,000; and

         (ii) the Incentive shall equal to USD 2,000,000 if the consolidated revenues of the Company and the Subsidiary for the fiscal year ending on December 31, 1998, is comprised between USD 19,000,001 and 20,000,000 ; and

        (iii) the Incentive shall equal to USD 3,000,000 if the consolidated revenues of the Company and the Subsidiary for the fiscal year ending on December 31, 1998, is USD 20,000,001 or more.

       (b) For purposes of calculating the Incentive that shall be payable by Purchaser if any :

         (i) the figures indicated in paragraph (a) above shall be converted into French Francs based on the exchange rate of USD 1.00 = FF 6.00.

        (ii) the consolidated revenues of the Company and the Subsidiary for the fiscal year ending on December 31, 1998 shall be calculated on the basis of its annual accounts as certified by the Company's statutory auditor with respect to the fiscal year 1998, in accordance with US GAAP.

       (iii) As used herein, "consolidated revenues" shall mean the earnings appearing in the annual accounts of the Company with respect to the fiscal year ending on December 31, 1998 resulting from operations in France and in the UK. Purchaser and Sellers hereby agree, that in the event that Sellers shall disagree with the amount of Consolidated revenues for the fiscal year 1998 as resulting from the annual accounts of the Company certified by its statutory auditors, Sellers shall have the right within thirty
              (30) days following such certification, to appoint at its own expense an accounting firm of its choice which shall render a report to the parties with respect to such consolidated revenues. In the event that, within thirty (30) days following the delivery of its report by the accounting firm chosen by Sellers, such accounting firm and the Company's statutory auditors shall have failed to reach agreement on the amount of consolidated revenues for the fiscal year 1998, either Party may refer the matter to arbitration in accordance with Article 7.9.

       (c) Purchaser shall pay the Incentive for adiditional due to Sellers within 30 days of the annual meeting closing the accounts of the fiscal year of 1998 by banker's draft drawn on the Paris Branch of a major bank.

       (d) Provided that the consolidated gross operating income of the Company and the Subsidiary before interest, tax and distribution of profits to employees for the fiscal year ending on December 31, 1998 equals at least 19 % of the consolidated revenues of the Company and the Subsidiary for the same period and that the consolidated revenues of the Company and the Subsidiary for the fiscal year ending on December 31, 1998, calculated as provided above, shall be USD 15,840,000, or more, Purchaser shall issue in favor of Sellers 32,000 additional shares of the Common Stock of Purchaser.

1.3.5  Final Purchase Price
       --------------------

The Final Purchase Price shall be equal to the sum of both the Purchase Price plus the Incentive for additional payment if any.

1.4.   Closing
       -------

Closing with respect to the transactions contemplated by this Agreement has taken place on May 15, 1998 at the offices of Coopers & Lybrand CLC Juridique et Fiscal, 32 rue Guersant, 75017 Paris (hereinafter called the "Closing" or the "Closing Date", as the case may be). At the Closing:

          (a) Sellers have delivered to Purchaser the board of directors' minutes authorizing the transfer of shares to Purchaser and approving Purchaser as new shareholder, transfer orders (ordres de mouvement) effecting the transfer to Purchaser of all rights, title and interest in and to the Sale Shares;

          (b) Sellers have delivered to Purchaser such other documents and instruments, and taken such other actions, as reasonably required to effect the transactions contemplated herein including, without limitation, the provision of certificates evidencing the registration of the Company on the books of the Subsidiary as the owner of the Subsidiary shares the up-dated transfer register and minutes of the shareholders and board of directors' meetings registers of the Company and the Subsidiary;

          (c) Purchaser has effected the payment of the cash portion of USD 16,000,000 and has irrevocably instructed the stock transfer agent to deliver certificates evidencing the issue of Consideration Shares in accordance with Articles 1.3.1 and 1.3.3, respectively;

          (d) Messrs. Jean-Rene Lyon and Didier Lamour have entered with Purchaser into the employment agreements set forth in Annex 1.


                                   ARTICLE II
                                   ----------

                    Representations and warranties of Sellers
                    -----------------------------------------


Each Seller, individually for himself only (the "Representing Seller"), hereby makes and gives to Purchaser the representations and warranties set forth in this Article II. Such representations and warranties are true as of the Closing Date subject to the qualifications and exceptions set forth herein and in the Disclosure Letter set forth in Annex 2 (the "Disclosure Letter").

2.1.   Good and Valid Title of the Sale Shares
       ---------------------------------------

The Representing Seller owns his respective Sale Shares, free and clear of any Encumbrance and, upon the sale of such Sale Shares in accordance with Article I, Purchaser will acquire good and valid title, free and clear of any Encumbrance to the Sale Shares of the Representing Seller.

2.2.   Organization of the Company and the Subsidiary; Valid and Binding
       -----------------------------------------------------------------
       Agreement
       ---------

      (a) The Company is a corporation duly incorporated and registered, validly existing and in good standing under the laws of France.

      (b) The Subsidiary is a company duly incorporated and registered, validly existing and in good standing under the laws of England.

      (c) This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding agreement of each Representing Seller, enforceable against him in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws of general application in France (and in England for the Subsidiary) now or hereafter affecting the enforceability of creditors' rights generally.

2.3.   Absence of Restrictions and Conflicts
       -------------------------------------

       The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under :

       (a) any term or provision of the Articles of Incorporation or other governing documents of the Company or the Subsidiary,

       (b) any Material Contract (as defined in Article 2.12.1),

       (c) any judgment, decree or order of any court or Governmental Authority (as hereinafter defined) to which the Representing Seller, the Company or the Subsidiary is a party or by which the Representing Seller, the Company or the Subsidiary or any of their respective properties is bound, or

       (d) any statute, law, regulation or rule applicable to the Representing Seller, the Company or the Subsidiary,

except where such breach, default, loss or benefit or acceleration of an obligation would not have in the case of subsections (b) through (d) above, a Material Adverse Effect.

No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority with respect to the Company or the Subsidiary is required in connection with the execution, delivery or performance of this Agreement by the Representing Seller the failure to obtain which would have a Material Adverse Effect.

As used herein, the term "Governmental Authority" shall mean any and all national or local French (and with respect to Subsidiary, English) governmental institutions, public authorities and governmental bodies and entities of any nature whatsoever exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, and any subdivisions or instrumentals thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts or other tribunals, administrations and panels, and any divisions or instrumentality's thereof, whether permanent or ad hoc.

2.4.      Capitalization of the Company and the Subsidiary
          ------------------------------------------------

          (a) The authorized capital stock of the Company consists of 16,900 shares of common stock (-"actions ordinaires"-) having a par value of FRF 250 each, all of which are issued and fully paid-up and at the Closing Date, there were no other shares of share capital of the Company authorized.

          (b) The Company owns all of the shares of the Subsidiary.

          (c) The authorized capital stock of the Subsidiary consists of 100,000 shares of common stock, having a par value of GBP 1,00 each, of which 5,000 are issued and fully paid-up and at the Closing Date, there were no other shares of share capital of Subsidiary authorized.

          (d) There are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of the Company and/or the Subsidiary or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is the Company and/or the Subsidiary committed to issue any such option, warrant, right or security.

          (e) There are no agreements or understandings with respect to the voting of the capital stock of the Company or of the Subsidiary.

          (f) There exists no obligation to pay any distributions (whether current or in respect of arrearage) with respect to the shares of common stock of the Company or of the Subsidiary.


2.5.      Equity Interest of the Company
          ------------------------------

With the exception of the shares held by the Company in the Subsidiary, neither the Company nor the Subsidiary owns, directly or indirectly, any capital stock or other equity securities of any or have any direct or indirect equity or ownership interest, including interest in partnership and joint ventures, in any business other than the businesses which the Company and the Subsidiary are conducting as of the date of this Agreement.


2.6.      Financial Statements
          --------------------

The Representing Seller has delivered to Purchaser true and complete copies of :

       (a) the Company's and the Subsidiary's respective balance sheets with respect to the fiscal year ended on December 31, 1997, the related audited statement of income of the Company and the Subsidiary as of and for the period then ended, and

       (b) the report of the Company's statutory auditors describing the methods used in the preparation of the foregoing accounts.

               The foregoing accounts and the report described in paragraph
               (b) above are set forth in Annex 3 to this Agreement.

               The Purchaser, as part of an information memorandum, was provided with unaudited Financial Statements prepared in accordance with US GAAP (hereinafter the " Financial Statements").Purchaser relied on them on determining the Purchase Price.


               The Financial Statements present fairly and accurately, in all material respects, the financial position of the Company and the Subsidiary as of and for the periods ended referred to therein.


2.7.   Absence of Undisclosed Liabilities
       ----------------------------------

The Company and/or its Subsidiary has no liabilities other than those disclosed in the Company Financial Statements or in this Agreement and the Disclosure Letter including, inter alia, off balance sheet commitments.


2.8.   Absence of Material Adverse Change
       ----------------------------------

Since January 1, 1998, except as permitted, required, or specifically contemplated by this Agreement, (a) the business of the Company, and the Subsidiary has been conducted in the ordinary course consistent with past practice, (b) there has not been any Materially Adverse Change in the financial condition, results of operations, operations or business of the Company and/or the Subsidiary, including, but not limited to, any material damage, claim, destruction or other loss (whether or not covered by insurance) and (c) the Company and/or the Subsidiary has not disposed of any of its capital assets, or made or committed to make any capital expenditure, other than as stated in the Disclosure Letter and

       (a)     The Company and or the Subsidiary has not paid any dividend and

       (b) The Company and or the Subsidiary has not created incurred or assumed any indebtedness (other than trade indebtedness) or any off balance sheet liabilities

Since January 1, 1998, both the Company and the Subsidiary have duly calculated, deducted, withheld, paid and accounted for all tax payable by it on or before the Closing Date.


2.9. Compliance with Laws; Licenses
     ------------------------------

          (a) The Company and/or the Subsidiary is not and has not been within the past three (3) years in violation of any law, regulation, licensing requirement or orders applicable to it or to its business which would have a Material Adverse Effect.

          (b) The Company and/or the Subsidiary, as the case may be, have all licenses, permits, or approvals that are material to or necessary for the conduct of their respective business. Each such permit is in full force and effect and no violation has been recorded in respect of any such permit.


2.10.     Tax Matters
          -----------

          (a) Both the Company and the Subsidiary have within the requisite time limits duly prepared, made, all material returns, given all material notices or filed all material forms, and supplied all other material information required to be supplied to any competent fiscal authority and all such information requested when given or supplied (applying the tax rules at the time of such returns, notices, forms and information were made, given filed or supplied) was accurate in all material respects and made on a proper basis.

          (b) Both the Company and the Subsidiary have duly calculated, deducted, withheld, paid and accounted for all tax due to have been deducted, withheld, paid or accounted for by it on or before December 31, 1997, and has accounted for all tax for which it may after the Closing Date become liable in respect of any profits, gains, income (whether actual or deemed) made or received, or in respect of any distribution or transaction entered into, as of December 31, 1997.

          (c) Neither the Company nor the Subsidiary has (in respect of any of its assets) made a claim or election under the provisions of any tax legislation for any special treatment (of the value thereof) for tax purposes and neither the Company nor the

         Subsidiary has not been party or a member of a group of companies which has undertaken any reorganization or reduction of share capital or share exchange or any scheme or transfer of assets which might have that effect;

          (d) Neither the Company nor the Subsidiary has ever been, a member of a tax group and neither is under any liability to taxation, contingent or otherwise, in respect of any company which at the same time has been a member of the same tax group as the Company for taxation purposes.

          (e) Both the Company and its Subsidiary have only ever been resident for tax purposes in its country of incorporation.

          (f) Neither the Company nor the Subsidiary has received as at the date hereof any request for information from any tax authorities, nor it is engaged in or is subject to or has been advised of any proposed or actual investigation, adjustment, litigation, prosecution, or other claims or actions for tax matters, nor is the Representing Seller aware that any such investigation, adjustment, litigation, prosecution, or other claims or actions is pending or threatened against the Company and/or the Subsidiary, or in respect of which the Company and/or the Subsidiary is could be liable to indemnify or compensate any third party in respect of tax matters.

          (g) With the exception of the URSSAF inquiry disclosed in the Disclosure Letter, neither the Company nor the Subsidiary has incurred any tax inspection during the last (4) years.

          (h) Transfer taxes payable in connection with Purchaser's acquisition of the Sale Shares hereunder shall be borne be the Purchaser.


2.11.     Title to Real and Personal Properties; Liens and Encumbrances
          -------------------------------------------------------------

          (a) The Company and/or the Subsidiary have good and marketable title, free of any Encumbrance to, or a valid leasehold interest in, all of their respective assets and real and personal properties (tangible, intangible, and mixed) reflected in the Financial Statements and all other properties and assets owned or utilized by the Company and /or the Subsidiary which are material to the conduct of the business of the Company and the Subsidiary.

          (b) The Disclosure Letter sets forth a true and complete list of all leases and agreements of Company or Subsidiary granting possession of or rights to real property and for personal property with a value in the case of personal property of at least FF 100.000 (the "Scheduled Leases"). All such Scheduled Leases are in full force and effect and constitute the legal, valid, binding and enforceable obligations of the Company or the Subsidiary, as applicable, and are legal, valid, binding and enforceable in accordance with their respective terms with respect to each other party thereto, in each case to the extent material to the business and operations of the Company and the Subsidiary taken as a whole and subject in each case to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally.

                Except as would not have a Material Adverse Effect, the Company and the Subsidiary have physical possession of all equipment and other assets which are covered by Scheduled Leases.

                Except as would not have a Material Adverse Effect, there are no existing defaults by the Company or the Subsidiary with respect to such Scheduled Leases of any of the other parties thereto (or events or conditions which, with notice or lapse of time, or both, would constitute a default).


2.12.     Contracts

          2.12.1        Material Contracts

        The Disclosure Letter contains a list correct in all material respects of the following (the " Material Contracts"):

       (a) all bonds, debentures, notes, mortgages, indentures or guarantees securing indebtedness in excess of FF 100.000 individually to which the Company or the Subsidiary is a party or by which any of their properties or assets (real, personal or mixed, tangible or intangible) are bound;

        (b) all outstanding loans and credit commitments under which the Company or the Subsidiary incurs indebtedness or is the recipient of subsidies or similar amounts in excess of FF 100.000 individually;

        (c) all contracts or agreements not otherwise disclosed in the Disclosure Letter which limit or restrict in a substantial manner
             (i) Company or the Subsidiary or any of the Sellers, from engaging in any business in any jurisdiction or (ii) others from competing with the Company or the Subsidiary in any jurisdiction, except for employment contracts between the Company or the Subsidiary and a current or former employee of the Company or the Subsidiary;


        (d) all agreements or documentation evidencing currently outstanding loans or advances in excess of FF 100.000 individually made by the Company or the Subsidiary to or on behalf of its clients, other than accounts receivable incurred in the ordinary course of business, and identification of all bank accounts; and

        (e) all other existing contracts and commitments to which the Company or the Subsidiary is a party or by which their properties or asset may be bound involving an annual commitment or annual payment by any party thereto of more than FF 100.000 individually or which by its terms requires performance thereunder by the Company for more than one year following the Closing Date.

         True and complete copies of all Material Contracts, including all amendments thereto, have been made available to Purchaser. The Material Contracts are valid and enforceable in accordance with their respective terms with respect to the Company or the Subsidiary, as the case may be, and are valid and enforceable in accordance with their respective terms with respect to any other party thereto, in each case to the extent material to the business and operations of the Company and the Subsidiary taken as a whole and subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally.

         Except for events or occurrences, the consequences of which, individually or in the aggregate, would not have a Material Adverse Effect, there is not under any of the Material Contracts any existing breach, default or event of default by the Company or the Subsidiary or event that with notice or lapse of time or both would constitute a breach, default or event of default by the Company or the Subsidiary, and neither the Company nor the Subsidiary has received notice of, or made a claim with respect to, any breach or default by any other party thereto. Neither the Company nor the Subsidiary is a party to or subject to (i) any joint venture contract or arrangement or any other agreement which involves or can reasonably be expected to involve a sharing of profits,
(ii) any original equipment manufacturer ("OEM"), reseller, distribution or equivalent agreement, volume purchase agreement, corporate end user license, sales or service agreement or other agreement or contract pursuant to which the Company or the Subsidiary has granted or received most favored nation pricing provisions or exclusive marketing, reproduction, publishing, licensing or distribution rights related to any product, group of products or territory,

         2.12.2    Customer Contracts

         Except as set forth in the Disclosure Letter, the execution, and performance of this Agreement by the Representing Seller, and the consummation of the transactions contemplated hereby will not, with the passing of time or the giving of notice or both, violate or constitute a default or give rise to a termination right under any Customer Contract ("Customer Contract") and under any contract to which the Company and/or the Subsidiary is a party with any customer designed in Article 2.19. True and complete copies of all written Customer Contracts, including all amendments thereto, have been made available to Purchaser. The Customer Contracts are valid and enforceable in accordance with their respective terms with respect to the Company or the Subsidiary, as applicable, and are valid and enforceable in accordance with their respective terms with respect to any other party thereto, in each case except as would not have a Material Adverse Effect. There is no existing breach, default or event of default by the Company or the Subsidiary, or event that solely as a result of notice or lapse of time or both would constitute a breach, default or event of default by the Company or the Subsidiary under the Customer Contracts the consequences of which, individually or in the aggregate, would have a Material Adverse Effect. Neither the Company nor the Subsidiary has received notice of, or made a claim with respect to, any breach or default of any Customer Contract by any other party.

         2.12.3   Officers, Directors and Employees

         The Disclosure Letter contains a true and complete list of all of the officers and directors of the Company and the Subsidiary, specifying their office and annual rate of compensation, and a true and complete list of all of the employees of the Company and the Subsidiary as of the date hereof with whom the Company or the Subsidiary, as applicable, has a written employment agreement or to whom the Company or the Subsidiary, as applicable, has made verbal commitments involving material terms which are binding on it and that involve gross annual compensation to such employees individually of at least FF 400.000 (including any estimated bonuses payable thereto).

       2.13.   Employee Benefits Plans

        (a) Definition of Benefit Plans. For purposes of this Article 2.13 the term "Company Benefit Plan" means any plan, program, arrangement, fund, policy, practice or contract which, through which or under which the Company or the Subsidiary provides benefits or compensation to or on behalf of employees or former employees of the Company or the Subsidiary, whether formal or informal, whether or not written, including but not limited to the following:

               (i) Arrangements - any bonus, incentive compensation, stock option, deferred compensation, commission, severance pay, golden parachute or other compensation plan ("Specified Arrangements");

               (ii) Employee Benefit Plans - any employee benefit plan,
                    including, but not limited to, any defined benefit plan, profit sharing plan, pension plan, savings or thrift plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits ("Employee Benefit Plans"); and

              (iii) Other Employee Fringe Benefits - any stock purchase, vacation, scholarship, sick days, day care, prepaid legal services, dependent care or other fringe benefits plans, programs, arrangements, contracts or practices ("Fringe Benefit Plans").

        (b) Identification of Benefits Plans. Except as set forth in the Disclosure Letter , neither the Company nor the Subsidiary maintains, nor has either of them at any time established , maintained or contributed to, or otherwise participated in any Company Benefit Plan other than those Company benefit Plans which are required to be implemented under applicable labor laws and regulations.

        (c) Compliance. Each Company Benefit Plan has been maintained, in all material respects in accordance with all applicable laws, rules or regulations . Further, there has been no failure to comply with applicable laws or other requirements concerning the filing of reports, documents and notices with any Governmental Authority or the furnishing of such documents to participants or beneficiaries that could subject , the Company or the Subsidiary to any material civil or criminal sanction.

        (d) Documentation. The Company has made available to Purchaser a true and complete copy of all documents, if applicable, with respect to the Company Benefit Plans identified in the Disclosure Letter as being in addition to or in lieu of the Company Benefit Plans provided under applicable laws and regulations.

        (e) Legal Actions. Except as would not have a Material Adverse Effect, there are no actions, audits, suits or claims known which are pending or threatened against any Company Benefit Plan, except claims for benefits made in the ordinary course of the operation of such plans.

        (f) Funding. The Company and the Subsidiary have made in all material respects full and timely payment of all amounts required to be contributed under the terms of each

             Company Benefit Plan and applicable law or required to be paid as expenses under such Company Benefit Plan and no excise taxes are assessable as a result of any non-deductible or other contributions made or not made to a Company Benefit Plan. The assets of all Company Benefit Plans which are required under applicable laws to be held in trust are in fact held in trust, and the assets of each such Company Benefit Plan equal or exceed the liabilities of each such plan. The liabilities of the Company and the Subsidiary under each Company Benefit Plan are in all material respects treated in the Financial Statements and the records of the Company and the Subsidiary in accordance with US GAAP and applicable laws and regulations.

        (g) Liabilities. Neither the Company nor the Subsidiary is subject to any material liability, tax or penalty whatsoever to any person whomsoever as a result of the Company or the Subsidiary engaging in a prohibited transaction under applicable law governing a Company Benefit Plan, and the Representing Seller has no knowledge of any circumstances which reasonably might result in any material liability, tax or penalty whatsoever as a result or a breach of fiduciary duty thereunder.

        (h) No Acceleration of Liability Under Benefit Plans. The consummation of the transactions contemplated hereby will not accelerate or increase any liability under any Company Benefit Plan because of an acceleration or increase of any of the rights or benefits to which employees of the Company or the Subsidiary may be entitled thereunder.

2.14. Labor Controversies
      -------------------

Except as disclosed in the Disclosure Letter, there is no pending or to the Representing Seller's knowledge threatened unfair labor practice charge, complaint or other proceeding against the Company and/or the Subsidiary nor is there any labor strike, slow down, or work stoppage actually in effect, or to the representing Seller's knowledge threatened against or involving the Company and/or its Subsidiary.

2.15.  Legal Proceedings
       -----------------

Except as disclosed in the Disclosure Letter, there is no complaint, lawsuit, action or proceeding (governmental or otherwise), or governmental or administrative agency investigation, or labor arbitration, actual, pending or to the Representing Seller's knowledge threatened, against or involving the Company and/or the Subsidiary or the right for the Company and/or the Subsidiary to use or own any of the properties used or owned by it.


2.16. Intellectual Property
      ---------------------

       2.16.1  Patents, Trademarks, Tradenames

The Disclosure Letter sets forth a true and complete list of (a) all trademarks, trade names (including all national and state registration pertaining thereto) and copyrights owned by the Company or the Subsidiary (collectively, the "Proprietary Intellectual Property") and (b) all patents, trademarks, trade names, copyrights, technology and processes used by the Company or the Subsidiary in their businesses which are material to their businesses and are used pursuant to a license or other right granted by a third party (collectively, the "Licensed Intellectual Property", and the "-Proprietary Intellectual Property-", together, the "Intellectual Property").

A true and complete list of all such licenses and agreements with respect to Licensed Intellectual Property is set forth in the Disclosure Letter. Each of the national, state and other governmental registrations with any country pertaining to the Proprietary Intellectual Property except as will not have a Material Adverse Effect is valid and in full force and effect. The Company or the Subsidiary, as applicable, owns, or has the right to use pursuant to valid and effective agreements, all Intellectual Property, and the consummation of the transactions contemplated hereby will not materially adversely alter or impair any such rights. No claims are pending against the Company or the Subsidiary, and there are no factual basis for such a claim, by any person with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same that would be likely to result in a Material Adverse Effect; the current use by the Company or the Subsidiary of the Intellectual Property does not in any material respect infringe upon the rights of any third party, including but not limited to any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy or right in personal data of any person. The Disclosure Letter sets forth a list of all jurisdictions in which the Company or the Subsidiary is operating under a trade name, and each jurisdiction in which any such trade name is registered. There are no potentially interfering patent and to the best knowledge of the Representing Seller patent application of any third party which could reasonably be expected to interfere with the Company's intellectual property rights.

       2.16.2  Company Computer Software and Hardware

        (a) The Disclosure Letter sets forth a true and complete list in all material respects of: (i) all software and associated documentation owned by the Company which are material to the business of the Company, other than custom-developed software developed for and assigned to a Company customer (the " Proprietary Software"); (ii) all software (other than the Company Proprietary Software and "shrink-wrap" software) used in connection with the business of the Company (the "Licensed Software", the Licensed Software and the Proprietary Software, together the "Company Software"). The Company and the Subsidiary are in possession of all technical and descriptive materials to run the Company Software its, except as would not have a Material Adverse Effect. The Proprietary Software consists of: (i) source and object code embodied in magnetic media; and (ii) all development and procedural tools, documentation, and manuals necessary to maintain, enhance, develop derivative works, support and service the Proprietary Software, including licenses to use compilers, assemblers, libraries and other aids. No party other than the Company and/or the Subsidiary possesses any current or contingent rights to any source code for the Proprietary Software.

        (b) The Company and the Subsidiary have a valid right, title and interest in and to all intellectual property rights in the Proprietary Software, including all copyrights (registered and unregistered), trade secrets, and proprietary and confidential information rights therein. The Company has developed the Proprietary Software entirely through its own efforts for its own account or has acquired prior to the date hereof valid right, title and interest in the Proprietary Software and the Proprietary Software is free and clear of all liens, claims and encumbrances. The Disclosure Letter lists all parties other than employees of the Company who have created any portion of, or otherwise have any rights in or to, the Proprietary Software. The Company has secured from all parties who have created any portion of, or otherwise have any rights in or to, the Proprietary Software valid and enforceable written assignments of any such work or other rights to the Company and has provided true and complete copies of such assignments to Purchaser. The use of the Licensed Software and the use and distribution of the Proprietary Software does not breach any terms of any contract between the Company and any third party. The Company has been granted under the license agreements relating to the Licensed Software (the " License Agreements") valid and subsisting license rights with respect to all software comprising the Licensed Software and such rights may be exercised in any jurisdiction in which Company currently conducts its business or could reasonably be expected to conduct its business in the future. The Company and the Subsidiary are in compliance with each of the terms and conditions of each of the License Agreements except to the extent failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect. In the case of any commercially available "shrink-wrap" software programs, the Company and the Subsidiary have not made and is not using any unauthorized copies of any such software programs and none of the employees, agents or representatives of the Company and the subsidiary have made or are using any such unauthorized copies, except as would not have a Material Adverse Effect.



        (c) The Proprietary Software and the Licensed Software do not infringe the registered patent, copyright, moral rights or trade secret rights or any other intellectual property or legal right of any third party which may exist anywhere in the world.

        (d) Neither the Company nor the Subsidiary has granted rights in the Company Software to any third party except for rights granted to value added resellers, distributors or customers in the ordinary course of business pursuant to contracts with customers.

        (e) The Company Software and the related computer hardware used by Company in its operations (the "Company Hardware") are adequate in all material respects, when taken together with the other assets, resources and personnel of the Company and the Subsidiary, to run the business of the Company and the Subsidiary in the same manner as such business was operated during the year ended December 31, 1997, except as would not result in a Company Material Adverse Effect. The Seller Disclosure Letter contains a summary description of any problems experienced by Company in the past twelve months with respect to the Company Software or Company Hardware and the provision of services to Company clients which have arisen outside the ordinary course of business and could result in a Company Material Adverse Effect.

        (f) The Proprietary Software is "Year 2000 Compliant". For the purposes of this Agreement "Year 2000 Compliant" means:

                  (i) the functions, calculations, and other computing processes of the Proprietary Software (collectively, "Processes") perform in a consistent manner regardless of the date in time on which the Processes are actually performed and regardless of the date input to the Proprietary Software, whether before, on, or after January 1, 2000 and whether or not the dates are affected by leap years;

                  (ii) the Proprietary Software accepts, calculates, compares, sorts, extracts, sequences, and otherwise processes date inputs and date values, and returns and displays date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000;

                  (iii) the Proprietary Software will function without interruptions caused by the date in time on which the Processes are actually performed or by the date input to the Proprietary Software, whether before, on, or after January 1, 2000;

                  (iv) the Proprietary Software accepts and responds to two-digit year-date input in a manner that resolves any ambiguities as to the century in a defined, predetermined, and appropriate manner; and

                  (v) the Proprietary Software stores and displays date information in ways that are unambiguous as to the determination of the century.


        (g) The Disclosure Letter includes a true and complete list and summary of principal terms concerning support and maintenance agreements relating to the Company Software, including without limitation the identity of the parties entitled to receive such service or maintenance, the term of such agreements and any other provisions relating to the termination of such agreements.

2.17.  Insurance
       ---------

The Company and/or the Subsidiary have all policies of insurance customarily held by companies engaged in their respective types of business in France and England. All such policies are in full force and effect, all premiums due thereon have been timely and fully paid, and the Company and/or the Subsidiary have complied in all material respects with the provisions of such policies.

2.18. Transactions with Affiliates.
      ----------------------------

Except as disclosed in the Disclosure Letter, no officer, director or holder of 5% or more of the outstanding share capital of the Company or the Subsidiary, or any person or affiliated group with whom any such stockholder, officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person, owns (other than through a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such persons) has any beneficial interest in:

        (a) any contract, arrangement or understanding or any related series of the same involving an aggregate consideration in excess of FF
             100.000 with, or relating to, the business or operations of the Company or the Subsidiary;

        (b) any loan, arrangement, understanding, agreement or contract or any related series of the same for or relating to indebtedness of the Company or the Subsidiary in excess of FF 100,000 in the aggregate; or

        (c) any property or related group of properties with an aggregate value of at least FF 100,000 (real, personal or mixed), tangible or intangible, used or currently intended to be used in, the business or operations of the Company or the Subsidiary.

2.19. Customers.
      ---------

The  Disclosure Letter includes

        (a) a list of all customers of the Company and the Subsidiary from whom payments were received which equaled or exceeded FF 1,000,000 for the fiscal year ended on December 31, 1997 or from whom payments are projected to equal or exceed such amount for the current fiscal year (collectively, the "Significant Customers");
        (b) a summary of existing contractual relations with all Significant Customers; and
        (c) a statement of revenues realized from each of the Significant Customers during the fiscal year 1997.

Except as set forth on the Seller Disclosure Letter, the Representing Seller has no knowledge that any of the Significant Customers intends to terminate or otherwise modify adversely its relationship with the Company or the Subsidiary or to materially decrease its purchases of goods or services from the Company and the subsidiary . The Company and the subsidiary have maintained its customer lists and related information on a confidential and proprietary basis and have not granted to any third party any right to use such customer lists for any purpose unrelated to the business of the Company or the Subsiadiry.


2.20.  Brokers, Finders and Investment Bankers.
       ---------------------------------------

 Except as disclosed in the Disclosure Letter, the Representing Seller, nor the Company nor the Subsidiary has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby.

2.21.  Banking Relationships.
       ---------------------

The Disclosure Letter sets forth a complete and accurate list of all banks, savings and loan associations or other financial institutions with whom the Company or the Subsidiary has checking accounts, safe deposit boxes or credit lines, indicating in each case account numbers, if applicable, and the person or person authorized to act or sign on behalf of the Company and the Subsidiary in respect of any of the foregoing.

2.22.  Payments.
       --------

The Representing Seller has not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, client, customer, supplier, government official or other party, in the United States of America or any other country, which is in any manner related to the business, assets or operations of the Company, which is, illegal under any federal, state or local laws of the United States of America (including without limitation the U.S. Foreign Corrupt Practices' Act) or any other country having jurisdiction; nor has the Representing Seller, participated, directly or indirectly, in any boycotts or other similar practices affecting any of the Company's or the Subsidiary's customers.

2.23.  Disclosure.
       ----------

No representation, warranty or covenant made by the Sellers in this Agreement, the Seller Disclosure Letter or the Exhibits attached hereto contains an untrue statement of a fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading. There is no fact, event or condition that Sellers have not disclosed in writing to Purchaser which could reasonably be anticipated to have a Company Material Adverse Effect.

2.24.  Government Grants.
       -----------------

The Disclosure Letter describes all grants subsidies or financial assistance applied for or received by the Company or the Subsidiary from any Governmental Authority or from the European Community which are material to the conduct of the Company's or the Subsidiary's respective business. Neither the Company nor the Subsidiary has done or omitted to do any act or thing which could reasonably be expected to result in all or part of any investment grant, employment subsidy or other similar payment made or due to be made to it becoming repayable or being forfeited or withheld in whole or in part.



                                   ARTICLE III
                                   -----------

         Survival of Representations and Warranties and Indemnification
         --------------------------------------------------------------


3.1.   Indemnification
       ---------------

Each Seller agrees with Purchaser, for a period of three (3) years as from the Closing Date, to indemnify and hold indemnified the Company, the Subsidiary or the Purchaser -at the Purchaser's sole option, in accordance with this Article III, against and in respect of the following (the "Damages") :

          (a) any and all judgments, costs, losses, damages, deficiencies, debts, liabilities or expenses (whether or not arising out of third party claims) caused by, resulting or arising from or otherwise relating to the breach of any representation or warranty of the Representing Seller set forth in this Agreement; and

          (b) any and all actions, suits, proceedings, claims, liabilities, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees in relation to the business of the Company or the Subsidiary other than resulting from the misconduct or negligence of the Purchaser.

          (c) any reduction in the value of any assets or any increase in any liabilities of the Company and its Subsidiary as at December 31, 1997, which in the aggregate results in a reduction of the net asset value.

3.2.   Tax indemnity
       -------------

       3.2.1. In addition and without prejudice to the rights of the Purchaser under Section 3.1, but subject to the following provisions of this Clause, the Sellers agree with the Purchaser fully to indemnify and hold indemnified the Company or the Purchaser - at the Purchaser's sole option - on demand by the Purchaser against (and for such purpose shall pay to the Company, the Subsidiary or the Purchaser an amount equal to) :

          (a) any Tax Liability of the Company and/or its Subsidiary, arising in respect of or in connection with or in consequence of :

               (i) any income, profit or gain actually or deemed or treated for tax purposes as having been earned, accrued or received on or before December 31, 1997, but not timing differences; and/or

               (ii)any event occurring or entered into or deemed for any tax purposes to have occurred or to have been entered into on or before December 31, 1997.

          (b) all costs, expenses and other liabilities incurred by the Purchaser and/or the Company and/or its Subsidiary in connection with any such Tax Liability as it is mentioned in the above paragraph.

       3.2.2. "Tax Liability" shall include both liabilities of the Company to make actual payments of tax and also :

          (a) the loss, or the setting off against income, profits or gains, of any Tax Relief which would have been available to the relevant company, and which has been taken into account in computing (and so reducing) any provision for tax which appears in the Financial Statements (or which, but for the presumed availability of such Tax Relief, would have appeared in the Financial Statements);

          (b) the loss of a right to repayment of a Tax Relief which has been treated as an asset of the Company and/or its Subsidiary in preparing the Financial Statements or the setting off of any such Tax Relief against any actual Tax Liability for which the Purchaser would, but for that setting off, have been able to make a claim against the Seller under Clause 3.2.1.; and

       3.2.3. For the purposes of this Clause 3.2:

       (a) in determining the liability of the Sellers account shall be taken of any Tax Relief which, in either case, arises wholly or mainly by reason of events occurring after December 31, 1997. Accordingly where any Tax Liability in respect of which the Seller is liable under Clause 3.2.1. is, or can be, reduced or prevented from arising by virtue of any such Tax Relief, the Seller shall nevertheless be liable in respect of such Tax Liability as if an actual payment of tax had been made and in any event without regard to such Tax Relief; and

       (b) It has been agreed by the Sellers the limitation on Indemnity is not applicable under the Tax Indemnity Clause even if it is provided otherwise in this Agreement.

       3.2.4. In the event of a claim made by the Purchaser in application of
       Article 3.2.1. above which gives rise to a liability by the Sellers to make a payment to the Purchaser and/or the Company and/or its Subsidiary, the due date of making the payment shall be:

       (a) in a case which involves an actual payment of tax by the Company and/or its Subsidiary, fifteen (15) business days after service by the Purchaser of a written demand therefore, in order to avoid incurring a liability to interest or a charge or penalty in respect of that Tax Liability; however when the competent tax authorities are satisfied that a bank guarantee can replace an actual payment of tax until the first judgment by a court on the pending dispute or litigation, the Sellers will organize that this guarantee is set-up at his sole expense.

       (b) in other cases, the date upon which the Company has lost the right to use the relevant Tax Relief as a result of the final settlement of a tax claim by the tax authorities or as a result of the final judgment by a court on the pending dispute or litigation.

       3.2.5. The Purchaser shall not be entitled to claim any indemnification under Clause 3.2.1. if and to the extent that sufficient provisions or reserves for tax are booked in the Financial Statements.

       3.2.6. Amounts due by the Sellers shall be subject to interest for late payment at a rate equivalent to PIBOR 3 months plus two (2) per cent; interest shall begin to accrue from the date, fifteen (15) days after the date on which the Seller has been requested to make a payment and shall be computed until its effective payment date.

       3.2.7. All sums payable by the Sellers in respect of the REPRESENTATIONS AND WARRANTIES or this Clause shall be paid at the Seller sole opinion, either by cash or by returning a number of Consideration Shares calculated on the basis of the arithmetic average of the Stock Exchange Value in dollars per share of IMR Shares as reported on the NASDAQ National Market for each of the seven (7) trading days immediately prior to the date on which such payment is due.

       3.2.8. Where the Company and/or its Subsidiary are entitled to recover from some other person any sum with respect to a Tax Liability for which a claim has been made under Clause 3.2.1. and an actual payment has been made under Clause 3.2.4. then the Purchaser shall or shall procure that the Company shall notify the Sellers and upon the Seller first indemnifying the Purchaser or the Company and/or its Subsidiary against any costs or expenses that may be incurred thereby, take all appropriate steps to enforce that recovery. The Purchaser shall account to the Sellers for any sums so recovered up to an amount paid by the Seller pursuant to Clause 3.2.4.

3.3    Term of Indemnification Obligations
       -----------------------------------

       3.3.1 The right for Purchaser to make a claim under this Article III shall lapse (a) 8 days after the third anniversary of the date of this Agreement for all claims other than relating to Tax matters ; provided, however, that the indemnification obligations shall not terminate as to any claims asserted or notified prior to the end of such period : or (b) on the date eight (8) days after the expiration of the statutes of limitations applicable to the relevant Tax following which the Tax authorities will no more be entitled to make any investigation, adjustment, litigation, prosecution, or other claims or actions for tax matters and relating to the period ending on the Closing Date.

       3.3.2 If Purchaser becomes aware that it is entitled to make a claim against Sellers, Purchaser shall give or procure that notice of the claim (with such details as are available to Purchaser to reasonably identify the subject matter thereof) is given to Sellers as soon as is reasonably practicable and in any event within 30 days after Purchaser becomes so aware.

3.4.   Defense of Third Parties Claims
       -------------------------------

        (a) If any action, suit, claim, proceeding, demand, assessment or enforcement action is filed by a third party against Purchaser, the Company or the Subsidiary which may give rise to a Damage indemnifiable by Sellers hereunder, Purchaser shall give written notice thereof to Sellers as soon as practicable (and in any event within fifteen (15) days after the service of the citation or summons).

        (b) In the event that any Damage results from a demand or claim made by third party ("Third Party Claims") and the Purchaser intends to seek indemnity pursuant to this Article 3.4., the Purchaser shall notify the Sellers forthwith, and, in any event, within fifteen
             (15) days of the Purchaser becoming aware of the Third Party Claim.

        (c)  Regarding Third Party Claims which could give rise to Damage:

             (i) The Purchaser shall consult with the Seller with regard to possible lines of defense and argument, strategy and in general, all relevant and significant information concerning the claim; however,

             (ii) Only the Purchaser shall have the right to settle, negotiate or otherwise conclude the matters concerning such demands or claims and the Damage resulting from such settlement or negotiation shall be indemnified under the terms of Article 3 where Seller shall have made a reasonable proposal in light of the legal issue involved, the interest of the business of the Company and of the Subsidiary concerned which the Purchaser shall have decided not to follow.

             For all litigation relating to Third Party Claims which could give rise to a Damage, the Purchaser shall have the right to choose and appoint the lawyer representing the interests of the Company and or the relevant Subsidiary.


 For purposes of the foregoing:

          (i) Purchaser shall give and procure that the Company and/or the Subsidiary shall give Sellers such reasonable cooperation, access, information and assistance as shall be necessary for Sellers to evaluate, resist to or otherwise deal with such third party claim;

         (ii) Sellers shall keep Purchaser fully informed of all matters relating to the third party claim, the dispute in connection therewith or any appeal, negotiations or other proceedings conducted pursuant to this Article 3.4, and shall provide Purchaser with copies of all correspondence and other documents relating thereto. Sellers shall first submit to Purchaser all communications (whether oral or writing) relating to any proceedings conducted under this Article 3.4 for prior approval by Purchaser, which approval shall not be unreasonably withheld or delayed.

        d)    The provisions of this clause 3.4 also applies to tax claims.

3.5.   Time for Payment
       ----------------

Any indemnity payable under this Article III will be paid within fifteen (15) days of such indemnity becoming payable either by cash or by returning a number of Consideration Shares calculated on the basis of the arithmetic average of the Stock Exchange Value in dollars per share of IMR Shares as reported on the NASDAQ National Market for each of the seven (7) trading days immediately prior to the date on which such payment is due.


3.6    Limitations on Indemnity
       ------------------------

       3.6.1 The recourse of Purchaser against each Seller with respect to indemnification obligations under this Agreement shall be limited in all respects as provided in this Article III.

       3.6.2 No claim may be made against any Seller for indemnification, whether pursuant to this Agreement or otherwise, with respect to any Damage, unless and until :
       (a)      such Damage exceeds FF 300.000 ; and
       (b)      the aggregate of all indemnifiable Damages pursuant to clause
                (a) exceeds a threshold of FF 3.000.000 whereupon the respective responsible Seller shall only be required to pay or be liable for payment to the Purchaser of such Seller's pro rata share of such indemnifiable Damages. The aggregate indemnification obligations of all Sellers to the Purchaser, whether pursuant to this Agreement or otherwise, shall be limited in any event to an aggregate ceiling of FF 72.000.000 (the "Ceiling"), and the indemnification obligation at each Seller to the Purchaser shall be limited to such Seller's pro rata share of the Ceiling. The Purchaser shall have no indemnification claim with respect to any individual Damage, regardless of the amount of such Damage, where the aggregate of all Damages for which the Purchaser has received indemnification from the Sellers or any one or more of them pursuant to this Agreement has reached the Ceiling.

       3.6.3 The amount of any indemnity for purposes of calculating the limits on any Seller's indemnification obligations and for purposes of any payment to the Purchaser by the respective Seller under Article III, shall be calculated as an amount net of :

       (a) any reserves or provisions made with respect to the applicable Damage in the Financial Statements ;

       (b) any increase in the assets or decrease in the liabilities as set forth in the Financial Statements ;

       (c) any tax benefit realizable by the Purchaser or any of the Purchaser's Affiliates by reason of deductibility of such Damage (determined by multiplying such deductible amount by the applicable tax rate at the time of the event or omission in contradiction with the Representations and Warranties made by the Seller on Closing Date) ; and

       (d) any insurance proceeds or other indemnity, contribution or other similar payment recoverable by Purchaser or any of its Affiliate entities from any third party with respect to such Damage.

3.7.   Dispute Indemnification
       -----------------------

              Any dispute between the parties relating to a Damage resulting of a breach of representation and warranty which cannot be resolved by them within thirty (30) days after receipt by the Sellers of the notice of breach of representations and Warranties may be referred either by the Purchaser or by the Sellers to arbitration pursuant to Article 7.9. hereunder.

                                   ARTICLE IV
                                   ----------

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

Purchaser hereby makes and gives the following representations and warranties to Sellers :

4.1       Good and Valid Title of the Considerations Shares
          -------------------------------------------------

Upon delivery of the Consideration Shares to Sellers at the Closing in accordance with Article I, each such Seller will acquire good and valid title, free of any Encumbrance other than the matters referred to in Article V.

4.2       Organization of Purchaser ; Valid and Binding Agreement
          -------------------------------------------------------

Purchaser is a corporation duly incorporated and registered, validly existing and in good standing under the laws of the State of FLORIDA. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding agreement of Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws of general application now or hereafter affecting the enforceability of creditor's rights generally.

4.3       Securities Filing
          -----------------

     (a) Set forth in Annex 4 are true and complete copies of (i) Purchaser's annual report on Form (the "10-K") for the year ended on December 31, 1997 as filed with the U.S. Securities and Exchange Commission (the "SEC"), (ii) all proxy statements relating to meetings of Purchaser's stockholders held during the year 1998, and (iii) all other reports, registration statements and prospectuses filed by Purchaser with the SEC in accordance with applicable U.S. federal securities laws and regulations since December 31, 1997. As of their respective dates, such reports, registration statements and prospectuses complied in all material respects with applicable SEC requirements and did not contain any untrue statement of a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

     (b) Purchaser has filed and is current in filing all applicable filings with any state or local securities divisions.

4.4       Financial Statements
          --------------------

The financial statements contained in the 10-K and in Purchaser's quarterly report on Form 10-Q for the quarter ended March 31, 1998 have been prepared from and are in accordance with, the books and records of Purchaser and present fairly, in all material respects, the financial condition and results of operations of Purchaser as of and for the periods indicated therein, in each case in accordance with U.S. GAAP consistently applied during the periods covered thereby, except to the extent otherwise disclosed in such financial statements.


4.5       Absence of Restrictions and Conflicts
          -------------------------------------

The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under:

        (a) any term or provision of the Articles of Incorporation or other governing documents of Purchaser,

        (b) any material contract to which Purchaser is a party or by which it or its assets are bound,

        (c) any judgment, decree or order of any court or governmental authority (in the United States or elsewhere) to which Purchaser is a party or by which it or any of its properties is bound, or

        (d) any statute, law, regulation or rule applicable to Purchaser.

No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority with respect to Purchaser is required in connection with the execution or performance of this Agreement by Purchaser, the failure to obtain which would have a material adverse effect on Purchaser's ability to enter into this Agreement or to perform its obligations hereunder.

4.6       Purchaser Stock Option Plan
          ---------------------------

Annex-sets forth a true and correct copy of the Stock Option Plan under which Messrs. Jean-Rene Lyon and Didier Lamour may be entitled to benefits from and after the Closing Date. The Stock Option Plan has been duly and validly adopted by Purchaser and is binding and enforceable against Purchaser in accordance with its terms.

4.7       Absence of Material Adverse Change or Other Events
          --------------------------------------------------

             Since the date of the 10-K, (i) the business of Purchaser and its Affiliates has been conducted in the ordinary course of business consistent with past practice; and (ii) there has not been and, to Purchaser's knowledge, there is not expected to be, any materially adverse change in the financial condition, results of operations, operations, prospects or business of Purchaser and its Affiliates.

                                    ARTICLE V
                                    ---------

                              Specific Undertaking
                              --------------------


5.1 Considering that Purchaser is a Company listed on the NASDAQ National Market and that part of the Purchase Price shall be paid by issue of IMR Shares in accordance with Article 1.3.each Seller, individually for himself only, agrees as follows :

         (a) Each Seller recognizes that the Consideration Shares are "restricted securities" as defined in Rule 144, promulgated under the U.S. Securities Act of 1933, as amended (the "Securities Act") and are not being registered under the Securities Act or under the securities laws of any state, country or other jurisdiction in reliance upon an exemption from the Securities Act which is predicated, in part, on the representations and agreements of Sellers set forth in this Agreement.


         (b) Each Seller represents and warrants to Purchaser that such Seller is an "accredited investor" as that term is defined in Rule 501(a) of the Securities Act and that the Consideration Shares are being acquired solely for such Seller's own account for investment and not with a view to, or for offer or resale in connection with, a distribution thereof within the meaning of the Securities Act. Such Seller understands that the effect of this representation and warranty is that the Consideration Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available at the time for any proposed sale or other transfer thereof.

         (c) Each Seller represents and warrants to Purchaser such Seller is not acquiring the Consideration Shares for the account or benefit of: (i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. Person (as defined below); (iv) any trust of which any trustee is a U.S. Person, (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a "dealer" (as defined in the Securities Act) or other fiduciary for the benefit or account of a U.S. Person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other professional fiduciary organized or incorporated or (if an individual) resident in the U.S.; or (viii) any partnership or corporation organized or incorporated under the laws of any foreign jurisdiction by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501 (a) under the Securities Act) who are not natural persons, estates or trusts (any of (i) through (viii) above are defined herein as a "U.S. Person"). In addition to the restrictions on transfer set forth herein, each Seller agrees that he will not transfer the Consideration Shares into the United States or to a U.S. Person for a period of one year after the date hereof (the "Holding Period"), and that such Seller will not engage in any hedging transactions with respect to the Consideration Shares during the Holding Period, except, in each case, in compliance with the Securities Act.

              Each Seller further represents and warrants that the offer to acquire the Consideration Shares was not made to him in the U.S., and at the time the offer was accepted by such Seller, such Seller was outside the United-States.

         (d) Each Seller acknowledges and agrees that , Purchaser is under no obligation to file a registration statement under the Securities Act covering the Consideration Shares or to take any other action to enable such Seller to transfer or otherwise dispose of the Consideration Shares. Each Seller represents that he consulted with counsel in regard to the Securities Act and that he is fully familiar with the circumstances under which he is required to hold the Consideration Shares and the limitations upon the transfer or other disposition thereof. Each Seller acknowledges that Purchaser is relying upon the truth and accuracy of the foregoing representations and warranties in issuing the Consideration Shares under the Securities Act. Each Seller agrees to indemnify and hold Purchaser harmless against all liabilities, costs and expenses, including reasonable attorneys' fees, incurred by Purchaser as a result of any sale, transfer or other disposition by such Seller in violation of the Securities Act. Each Seller acknowledges that Purchaser will not be obligated to honor or register the transfer of any Consideration Shares in violation of this Article 5 .

         (e) Each Seller agrees that he will not attempt to pledge, transfer, convey or otherwise dispose of the Consideration Shares prior to the expiration of the Holding Period. Following the expiration of such Holding Period, any disposition of the Consideration Shares shall be made only upon receipt by Purchaser of an opinion of counsel satisfactory to Purchaser that such disposition complies with all applicable securities laws and only (i) pursuant to the registration requirements under the Securities Act, or (ii) pursuant to an available exemption, from registration under the Securities Act. Each Seller consents to the placement of legends on any certificates or documents any of the Consideration Shares stating that they have not been registered under the Securities Act or any applicable securities laws of other jurisdictions and setting forth or referring to such holding Period and offering restrictions. The legend will also state that the holder of the Consideration Shares shall not engage in any hedging transactions related to such shares during the Holding Period, except in compliance with the Securities Act. Each Seller is aware and agrees that Purchaser will make a notation in its appropriate records, and notify its transfer agent, with respect to the restrictions on the transferability of the Consideration Shares. The legend imprinted on any Seller's certificates shall be removed and Purchaser shall issue a new certificate without such legend to the holder of such securities upon the delivery by any Seller to Purchaser of an opinion of counsel to such Seller which opinion shall be satisfactory to Purchaser that such legend is no longer required under the Securities Act.


                                   ARTICLE VI
                                   ----------

                              Restrictive Covenants
                              ---------------------


6.1    Non-Competition
       ---------------

       (a) For a period of three (3) years following the Closing Date (or, if this period shall be unenforceable by law, then for such shorter period as shall be enforceable), either Jean-Rene Lyon nor Didier Lamour will engage, directly or indirectly, including any active participation and/or any management position, in any activity with any entity which is competitive with the current business of the Company or the Subsidiary.

       (b) For a period of three (3) years following the Closing Date (or, if this period shall be unenforceable by law, then for such short a period as shall be enforceable) Pierre Barberis will not hold any position as an officer in addition to those which he already holds as of the Closing Date or exercise control directly or indirectly or make any undue and unfair use of information, which Pierre Barberis would not have had access to but for his position as shareholder and director of the Company, in any activity with any entity which is competitive with the current business of the Company or the Subsidiary.

6.2    Non-Sollicitation of Customers
       ------------------------------

For a period of three (3) years following the Closing Date (or, if this period shall be unenforceable by law, then for such shorter period as shall be enforceable), no Seller will contact with a view toward selling any product competitive with any product sold or proposed to be sold by the Company or the Subsidiary as of the date of this Agreement, any person, firm, association or corporation : (a) to which the Company has sold any product, (b) which such Seller solicited, contacted or otherwise dealt with on behalf of the Company or the Subsidiary or which was a customer or prospective customer of the Company or the Subsidiary during the three (3) years preceding the date of this Agreement. No Seller shall , directly or indirectly, make any such contact, either for the benefit of such Seller or for the benefit of any other person, firm, association or corporation, and such Seller shall not assist any such person, firm, association or corporation in any manner to make any such contact.

6.3    Non-solicitation of employees and consultants
       ---------------------------------------------

For a period of three (3) years following the Closing Date (or, if this period shall be unenforceable by law, then for such shorter period as shall be enforceable), the Seller shall not, directly or indirectly, solicit any full-time or part-time employees of the Company or its Subsidiary or the Purchaser.

                                   ARTICLE VII
                                   -----------


                            Miscellaneous Provisions
                            ------------------------


7.1 Governing Law. This Agreement will be governed in all respects, including as to validity, interpretation, and effect, by the laws of the Republic of France, without giving effect to the conflict of laws rules thereof.

7.2 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation on any provision of this Agreement.

7.3 Notices. All communications provided for hereunder or desired to be given hereunder will be in writing and will be deemed to be given upon receipt of: hand delivery; certified or registered mail, return receipt requested; or telecopier transmission with confirmation of receipt, as follows:


       (a) if to Sellers, addressed to:

 Mr. Jean-Rene Lyon
 4 rue de Montmorency
 75003 Paris, France
 Telecopy :01 42 61 06 78

 Mr. Pierre Barberis
 82 rue Charles Laffitte
 92200 Neuilly-sur-Seine, France
 Telecopy : 01 41 05 16 11

 Miss. Marie-Amelie Barberis
 7, villa Emile Bergerat
 92200 Neuilly sur Seine, France

 Mr. Romain, Paul Barberis
 14, Garcia Villa, San Lorenzo Village,
 Makati, Metro Manilla, Phillipines

 Mr. Didier Lamour
 220 bis du Bois des Chartres
 91220 Bretigny-sur-Marne, France
 Telecopy : 01 53 45 67 59

       (b) if to Purchaser, addressed to:

           INFORMATION MANAGEMENT RESOURCES, INC.
           26750 US Highway 19 N, Suite 500
           Clearwater, FL 33761
           United States of America

           Attention:  Mr. Dilip Patel, Vice President - General Counsel
           Telecopy:   1 813 725 12 57

or at such other place or places or to such other Persons as will be designated in writing by any party hereto in a notice to the others given in the manner herein above provided.

7.4    Counterparts.
       ------------

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original. The English language version of this Agreement will be the definitive version of this Agreement for all purposes.

7.5    Entire Agreement.
       ----------------

This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Parties relating to such subject matter.

7.6    Amendments.
       ----------

This Agreement may be amended only by a written instrument executed by the Parties or their respective authorized successors or assigns.

7.7    Parties in Interest; Assignment.
       -------------------------------

This Agreement will inure to the benefit of and be binding upon each Seller, Purchaser and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement. No Party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties.

7.8     Severability; enforcement.
        -------------------------

In the event that any provision of this Agreement will be deemed invalid or unenforceable by any tribunal or arbitrator with competent jurisdiction over this Agreement, the remainder of this Agreement will remain in full force and effect and the affected provision in such jurisdiction will be replaced with a valid, enforceable provision most closely reflecting the Parties' intent under this Agreement so that it can be reasonably assumed that the Parties would have contracted on the basis of such new provision. The provisions of this Agreement will remain in full force and effect in any other jurisdiction without such replacement.

7.9     Arbitration.
        -----------

Any dispute, claim or controversy arising out of or relating to this Agreement, or the interpretation or breach thereof, will be referred to and finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce, by one or more arbitrators appointed in accordance with such Rules. Judgement upon the award of the arbitrators may be entered in any court having jurisdiction thereof or such court may be asked to judicially confirm the award and order its enforcement, as the case may be. The request for arbitration will not be made after the date when institution of legal or equitable proceedings, based on such claim, dispute or other matter in question, would be barred by the applicable statute of limitations. The place of arbitration will be in Paris, France. English will be the language of the arbitration. The arbitral procedure will be governed by French law. The arbitrators will interpret this Agreement according to its meaning in the English language.

7.10        Waiver.
            ------

The failure by any Party to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision, nor in any part thereof or of the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement will be held to be a waiver of any other or subsequent breach or non-compliance.

7.11   Costs.
       -----

       (a) At the Closing, Purchaser shall pay, upon presentation of appropriate documentation, the commission of Seller's agent, the fees and expenses of Seller's legal, financial and accounting advisers incurred by Sellers and the Company in connection with the transaction contemplated hereby up to a maximum of one Million Dollars ($1,000,000). The reimbursement shall at the option of Purchaser be either in FF or in USD converted into French Francs based on the exchange rate of USD 1,00 = FF 6,00.

       (b) Except as stated in (a) above, whether or not the transaction contemplated by this Agreement is consummated, each of the Parties shall bear its own costs arising out of and in connection with this Agreement, the contract negotiations including the fees and expenses of any accountants, lawyers, or other advisors retained by such Party. Each Party shall pay any taxes for which it may be liable as a result of the transfer of the Sale Shares.

                                  ARTICLE VIII
                                  ------------

                                   Definitions
                                   -----------


            The terms defined in this Article VIII, whenever used in this Agreement will have the respective meanings indicated below for all purposes of this Agreement.

            "Affiliate" means any Person or business which is less 50% or more owned or controlled directly or indirectly by the Company.

            "Anniversary Value" has the meaning set forth in Article 1.3.3.

            "Agreement" means this Share Purchase Agreement, including the Disclosure Letter and any annexes hereto, as the same may be amended from time to time by a writing executed by all Parties.

            "Ceiling" has the meaning set forth in Article 3.6.2.

            "Closing" and "Closing Date" have the meaning set forth in Article 1.4.

            "Company" has the meaning set forth in the preamble of this Agreement.

            "Considerations Shares" has the meaning set forth in Article 1.3.3.

            "Control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as used with respect to any Person, means the power to direct the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

            "Damage" has the meaning set forth in Article  3.1 .

            "Disclosure Letter" has the meaning set forth in Article II.

            "Encumbrance" means any mortgage, pledge, lien, deed of trust, security interest, encumbrance, claim, charge, or any other security, or promise of such security.

            "FF" or "FRF" or "French Francs" means the lawful currency of the Republic of France.

            "Financial Statements"  has the meaning set forth in Article 2.6.

            "GBP" or "Sterling Pounds" means the lawful currency of the United Kingdom.

            "Holding Period" has the meaning set forth in Article 5

            "Material Adverse Effect" means an impact on the ability of the Company and/or the Subsidiary to operate in the same manner as prior to this Agreement.

            "Person" means an individual, company, corporation, partnership, joint venture, trust or unincorporated organization or a governmental authority.

            "Sale Shares" has the meaning set forth in  Article 1.1

            "Subsidiary" has the meaning set forth in the first paragraph of this Agreement.

            "Taxes" "tax" or "taxation" shall mean any forms of taxation (including without limitation, corporate taxes and value added taxes), duties (including without limitation, stamp duties and customs duties), levies (including without limitation, withholding taxes), social security payments of any jurisdiction whenever and wheresoever charged, imposed or deducted, together with all costs, charges, interest, penalties, fines and expenses incidental and or relating or arising in connection with any such taxes, duties, levies, social security payments, or the negotiation of any settlement of any dispute as to the liability of any person therefor or any actual claim in respect thereof.

            "Tax Relief" means any relief, allowance or credit in respect of any tax or any deduction in computing income, profits or gains for the purposes of any tax, and, where appropriate, any right to repayment of tax and any related interest and supplements, and any right to minimize tax, including without limitation, ordinary losses brought forward ("deficits ordinaires reportables"), evergreen losses ("amortissements reputes differes"), long-term capital losses brought forward ("moins-values a long terme reportables", carry-back receivable ("creance de report en arriere des deficits"), research tax credit ("credit d'impot en faveur de la recherche"), training tax credit ("credit d'impot formation), VAT credit ("credit de TVA"), tax credit resulting from the cancellation of the one-month lag period for VAT recovery ("creance nee de la suppression de la regle du decalage d'un mois en matiere de TVA"), tax credit attached from French source dividends ("avoirs fiscaux") and tax credits attached to foreign source income ("credits d'impots attaches aux revenus de source etrangere")

            "U.S. GAAP" means the United States' generally accepted accounting principles.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


INFORMATION MANAGEMENT RESOURCES, INC.

/s/ John Hindman
--------------------------------
Name:  John Hindman
Title: Chief Operating Officer


/s/ Jean-Rene LYON
--------------------------------
Jean-Rene LYON


/s/ Pierre BARBERIS
--------------------------------
Pierre BARBERIS


/s/ Marie-Amelie BARBERIS
--------------------------------
Marie-Amelie BARBERIS


/s/ Romain BARBERIS
--------------------------------
Romain BARBERIS


/s/ Didier LAMOUR
--------------------------------
Didier LAMOUR

                                     ANNEXES





            ANNEX 1  Employment contracts with  Jean Rene Lyon and Didier Lamour


            ANNEX 2  Disclosure Letter


            ANNEX 3  Financial Statements


            ANNEX 4 Securities Filing